EXHIBIT 10.3
ENTEGRIS, INC.
2020 Stock Option Award Agreement
(2010 Stock Plan)
        In consideration of services rendered to Entegris, Inc. (the “Company”), the Company may periodically make equity incentive awards consisting of stock options with respect to the Company’s Common Stock, $0.01 par value (“Stock”), to certain key employees, non-employee directors, consultants or advisors of the Company under the Company’s 2010 Stock Plan (as amended from time to time, the “Plan”). Any key employee, non-employee director, consultant or advisor (a “Participant”) who receives a stock option award (the “Award”) is notified in writing or via email and the Award is credited to the Participant’s account as reflected on the Overview tab under the Stock Options Plan section on the Morgan Stanley Stock Plan Connect web page found at https://www.stockplanconnect.com (or such other portal as the Company shall select (the “Portal”)). By clicking on the “Accept” button for the Award in the Stock Options Plan section on the Overview tab or by otherwise receiving the benefits of the Award, Participant: (i) acknowledges that Participant has received a copy of the Plan, of the related prospectus providing information concerning awards under the Plan and of the Company’s most recent Annual Report on Form 10-K; and (ii) accepts the Award and agrees with the Company that the Award is subject to the terms of the Plan and to the following terms and conditions:
Article I –Stock Option Grant
1.1. Option Grant. Effective as of the grant date specified in the Stock Options Plan section provided to you online (the “Grant Date”), the Company hereby grants Participant a non-qualified option to purchase that number of shares of Stock that has been approved for the Award to the Participant by the Administrator (“Option”). The shares of Stock awarded are specified in the Stock Options Plan section in the Granted column online through the Portal. The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, and will be interpreted accordingly.
1.2. Option Exercise Price. The exercise (grant) price of the Option shall be 100% of the closing price of the Stock on the NASDAQ stock market on the Grant Date. The exercise price is provided to Participant online through the Portal.
1.3. Option Vesting Schedule. This Option shall vest and become exercisable, except as hereinafter provided, in whole or in part, as follows:
•25% on February 19, 2021;
•an additional 25% on February 19, 2022;
•an additional 25% on February 19, 2023;
•the final 25% on February 19, 2024.
1.4. Expiration of Option. To the extent that the Option shall not have been exercised, this Option shall expire at 5:00 p.m. local time at the Company’s headquarters on February 19, 2027 and no part of the Option may be exercised thereafter. If an expiration, termination or forfeiture date described herein falls on a weekday, Participant must exercise the Option before 5:00 p.m. local time at the Company’s headquarters on that date. If an expiration, termination or forfeiture date described herein falls on a weekend or any other day on which the NASDAQ stock market is not open, Participant must exercise the Option before 5:00 p.m. local time at the Company’s headquarters on the last NASDAQ business day prior to the expiration, termination or forfeiture date.
1.5. Exercise of Option. When and as vested, this Option may be exercised up to the number of shares of Stock specified in Section 1.1 above only by serving written notice on the designated stock plan administrator. Unless the Administrator determines otherwise, payment of the Option exercise price specified in Section 1.2 above shall be made through net share settlement procedures whereby that number of the Option shares being exercised that are needed to cover the payment of the Option exercise price (calculated using the Fair Market Value of the Company’s stock on the date of exercise) shall be cancelled to fund the payment of the Option exercise price and the net shares remaining after such cancellation shall be credited to Participant’s account. No fractional shares of Stock shall be issued pursuant to this Agreement. Participant will have the rights of a stockholder only after the shares of Stock have been issued to the Participant in accordance with this Agreement.
1.6. No Assignment of Option. This Option may not be assigned or transferred except as may otherwise be provided by the terms of this Agreement.
1.7. Equitable Adjustments. The Award is subject to adjustment pursuant to Section 15.1 of the Plan.
1.8. Termination of Employment or Service with the Company. All exercisable Options granted herein must be exercised within ninety (90) days following the date on which the employment or services of Participant with the Company or an Affiliate terminates (i.e., last day worked, excluding any severance period), or, if earlier, prior to the original expiration date of the Option (“Termination Date”), or be forfeited, except as provided in Sections 2.2 and 2.3 below and as follows:
(a) In the event of Participant’s death during employment/services, each Option granted hereunder will be exercisable, whether or not vested on or prior to the date of Participant’s death, until the earlier of: (1) the first anniversary of Participant’s date of death; or (2) the original expiration date of the Option. In the event of Participant’s death during a Special Exercise Period as specified in Section 2.3 below, each Option will continue to be exercisable in accordance with the provisions of that Section.
(b) In the event of the termination of employment/services of Participant due to Disability, Participant may exercise the Option, whether or not vested on or prior to the date of employment or service termination, at any time prior to the earlier of the original expiration date of the Option and 365 days following the later of the date of Participant’s separation from service due to Participant’s Disability or the date of determination of Participant’s Disability, provided, however, that while the claim of Disability is pending, Options that were unvested at termination of services may not be exercised and Options that were vested at termination of services may be exercised only during the period set forth in the introductory clause to this Section

1.8. The Option shall terminate on the earlier of the original expiration date of the Option and 365 days following the later of the date of Participant’s separation from service due to Participant’s Disability or the date of determination of Participant’s Disability, to the extent that it is unexercised. For these purposes “Disability” shall be determined in accordance with the standards and procedures of the then-current Long-Term Disability policies maintained by the Company, which is generally a physical condition arising from an illness or injury which renders an individual incapable of performing work in any occupation, as determined by the Company.
(c) If Participant’s employment/services is terminated for “Cause”, all granted but unexercised stock Options, whether vested or unvested, shall be forfeited on Participant’s Termination Date.
1.9. Suspension of Option Exercises. For administrative or other reasons, the Company may, from time to time, suspend the ability of Participants to exercise options for limited periods of time. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws.
1.10. Withholding of Income Taxes. Nonqualified stock options are subject to withholding tax upon exercise. Unless the Administrator determines otherwise, such payment of Participant’s withholding tax obligations shall be made through net share settlement procedures whereby that number of the Option shares being exercised needed to cover the withholding tax obligation (calculated using the Fair Market Value of the Company’s stock on the date of exercise) shall be cancelled to fund the Company’s payment of the withholding tax obligation and the net shares remaining after such cancellation shall be credited to Participant’s account.
Article II – GENERAL PROVISIONS
2.1. Definitions. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan.
2.2. Change in Control.
         (a) Assumption or Substitution.
          (i)  If the Change in Control is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption or continuation of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.
          (ii) In the event of a Change in Control in which the successor company assumes or substitutes for the Option (or in which the Company is the ultimate parent corporation and continues the Award), if Participant’s employment with such successor company (or the Company) or an affiliate thereof is involuntarily terminated without Cause by the successor employer or Participant resigns for Good Reason, in either case within 24 months following such Change in Control: the Option will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (but in no event after the original expiration date specified in Section 1.4 above). For the purposes of this Section 2.2, the Option shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each share of Stock subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Stock for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Stock); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Administrator may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of the Option, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Stock in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Administrator in its sole discretion and its determination shall be conclusive and binding.
         (b) Awards Not Assumed or Substituted. In the event of a Change in Control in which the successor company does not assume or substitute for the Option (or in which the Company is the ultimate parent corporation and does not continue the Award): the Option shall immediately vest and become fully exercisable.
         (c) Good Reason Definition. For purposes of this Section 2.2, “Good Reason” means (i) “Good Reason” as defined in any individual agreement to which Participant and the Company or an Affiliate are parties, or (ii) if there is no such agreement or if it does not define Good Reason, without the Participant’s prior written consent: (A) a reduction in the Participant’s base salary; (B) a relocation of the Participant’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (C) a material breach by the Company or an Affiliate of any employment agreement with the Participant. In order to invoke a termination of employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition(s). In the event that the Company fails to remedy the condition(s) constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such termination to constitute a termination of employment for Good Reason.
        (d) Cause Definition. “Cause” means (i) “Cause” as defined in any individual agreement to which the Participant and the Company or an Affiliate are parties or (ii) if there is no such agreement or if it does not define Cause, the Company’s termination of the Participant’s employment with the Company or any Affiliate following the occurrence of any one or more of the following: (A) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (B) the Participant’s willful and continual failure to substantially perform the Participant’s duties after written notification by the Company; (C) the Participant’s willful engagement in conduct that is materially injurious to the Company or an Affiliate monetarily or otherwise; (D) the Participant’s commission of an act of gross misconduct in connection with the performance of the Participant’s duties; or (E) the Participant’s material breach of any employment, confidentiality, or other similar agreement between the Company or an Affiliates and the Participant.
2.3. Retirement. If Participant is an employee of the Company or an Affiliate and ceases to be an employee due to retirement with the consent of the Administrator, Participant will be entitled to a special exercise period with respect to the Option (the “Special Exercise Period”) which will begin on Participant’s retirement date and will end on the earlier of the 4th anniversary of Participant’s retirement date or the expiration date specified in Section 1.4 above. During the Special Exercise Period, the Option will continue to vest in accordance with the schedule specified in Section 1.3 above and will be exercisable to the same extent that it would have been exercisable had Participant remained in service with the Company or an Affiliate. As used herein the term “retirement with the consent of the Administrator” means that Participant’s retirement must be with the consent of the Administrator, which consent may be granted or withheld in the discretion of the Administrator. In the event that Participant ceases to be an employee under circumstances that would otherwise qualify for retirement but the consent of the Administrator has not been granted, then Participant shall not be entitled to the benefits of this Section 2.3.
2.4. No Understandings as to Employment, etc. The Participant further expressly acknowledges that nothing in the Plan or any modification thereto, in the Award or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to employ or retain the Participant for any period or with respect to the terms of the Participant’s employment or to give rise to any right to remain in the service of the Company or any Affiliate, and the Participant shall remain subject to discharge to the same extent as if the Plan had never been adopted or the Award had never been made.
2.5. Acts of Misconduct. If Participant has allegedly committed an act of serious misconduct, including, but not limited to, embezzlement, fraud, dishonesty, unauthorized disclosure of trade secrets or confidential information, breach of fiduciary duty or nonpayment of an obligation owed to the Company, an Executive Officer of the Company may suspend Participant’s rights under the Award, including the vesting of Options and the exercise of vested Options, subject to the Administrator’s final decision regarding termination of the award. No rights under the Award may be exercised during such suspension or after such termination.
2.6. Data Protection Waiver. Participant understands and agrees that in order to process and administer the Award and the Plan, the Company and the Administrator may process personal data and/or sensitive personal information concerning the Participant. Such data and information includes, but is not limited to, the information provided in the Award grant package and any changes thereto, other appropriate personal and financial data about Participant, and information about Participant’s participation in the Plan and transactions under the Plan from time to time. Participant hereby gives his or her explicit consent to the Company and the Administrator to process any such personal data and/or sensitive personal information. Participant also hereby gives his or her explicit consent to the Company and the Administrator to transfer any such personal data and/or sensitive personal data outside the country in which Participant works, is employed or provides services and to the United States. The legal persons granted access to such Participant personal data are intended to include the Company, the Administrator, the outside plan administrator as selected by the Company from time to time, and any other compensation consultant or person that the Company or the Administrator may deem appropriate for the administration of the Plan or the Award. Participant has been informed of his or her right of access and correction to Participant’s personal data by contacting the Company. Participant also understands that the transfer of the information outlined herein is important to the administration of the Award and the Plan and failure to consent to the transmission of such information may limit or prohibit Participant’s participation under the Plan and/or void the Award.
2.7. Disputes. The Administrator or its delegate shall finally and conclusively determine any disagreement concerning the Award.
2.8. Savings Clause. In the event that Participant is employed or provides services in a jurisdiction where the performance of any term or provision of this Agreement by the Company: (i) will result in a breach or violation of any statute, law, ordinance, regulation, rule, judgment, decree, order or statement of public policy of any court or governmental agency, board, bureau, body, department or authority, or (ii) will result in the creation or imposition of any penalty, charge, restriction, or material adverse effect upon the Company or an Affiliate, then any such term or provision shall be null, void and of no effect.
2.9. Amendment. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially adversely affect the Participant’s rights under this Agreement shall be subject to the written consent of the Participant. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
2.10.  Plan. The terms and provisions of the Plan are incorporated herein by reference, a copy of which has been provided or made available to the Participant. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.
2.11. Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

2.12. Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereof; provided, however, that to the extent that the Participant has entered into an employment agreement, severance agreement or change in control termination agreement with the Company that provides for vesting and/or exercise terms that are more favorable than the vesting and/or exercise terms set forth in this Agreement or the Plan, such more favorable vesting and/or exercise terms shall apply.
2.13 Claw Back Policy. This grant is subject to the terms of the Company’s Claw Back Policy, as it may be amended, modified, superseded or replaced from time to time.